UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 25, 2025

SHINECO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37776	52-2175898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1707, Block D, Modern City SOHO,

No. 88, Jianguo Road, Chaoyang District,

Beijing, People’s Republic of China, 100022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 10-87227366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SISI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in a Form 8-K filed on June 23, 2025, on June 16, 2025, Shineco Inc. (the “Company”) received a staff determination letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum bid price requirement as set forth under Nasdaq Listing Rule 5550(a)(2) (“Bid Price Rule”) for continued listing on Nasdaq. Furthermore, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iv), the Letter notified the Company that it was not eligible for any compliance period, since the Company had effected a reverse stock split over the prior one-year period. The Letter informed the Company that the Company’s securities would be suspended from trading on The Nasdaq Capital Market at the opening of business on June 25, 2025, unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).

Accordingly, on June 23, 2025, the Company timely requested a hearing before the Panel. On July 24, 2025, the Panel conducted a hearing and the Company attended the hearing (the “Hearing”) regarding the Company’s non-compliance with the Bid Price Rule.

On July 25, 2025, the Company received a letter from the Panel stating that the Panel had determined to deny the Company’s request for continued listing on The Nasdaq Capital Market, and the hearings department informed that trading in the Company’s common stock would be suspended at the open of trading on July 29, 2025 (the “Panel Decision”).

On July 28, 2025, the Company received notice that the Nasdaq Listing and Hearing Review Council (the “Listing Council”), pursuant to its authority under Nasdaq Listing Rule 5820(b), decided to call this matter for review and to grant a stay of the Panel Decision pending the outcome of that review, thereby staying the suspension of trading and delisting of the Company’s common stock pending further review by the Listing Council (the “Listing Council Letter”). Specifically, the Listing Council Letter confirmed that the Listing Council stayed the effectiveness of the July 25, 2025, Panel Decision pending the outcome of the Listing Council’s review process.

The Listing Council permits the Company to submit a memorandum in support of its position, which addresses the basis for the call for review and provides any additional information that the Company wishes the Listing Council to consider as part of its review. The Company’s memorandum must be provided by no later than close of business on August 11, 2025. The Company also is permitted to respond to any submission by the Nasdaq staff by close of business on September 2, 2025. The Company intends to provide additional information to the Listing Council by such dates.

While the Company’s common stock will remain listed on The Nasdaq Stock Market pending the conclusion of the Listing Council’s review, there can be no assurance that the Listing Council ultimately will determine that the Company’s common stock should remain listed on The Nasdaq Stock Market following the completion of its review. Further, there can be no assurance that the Company will be able to satisfy any conditions to continued listing set forth by the Listing Council, should the Listing Council impose such conditions. In the event that the Company is unable to satisfy any such conditions, or if the Listing Council determines that the Company’s securities should not remain listed on The Nasdaq Stock Market, following its review, then trading in the Company’s securities will be suspended on The Nasdaq Stock Market, and the trading suspension will be converted to a delisting at some point thereafter following completion of all Nasdaq administrative processes.

The Company’s operations were not affected by the receipt of the Letter or the Listing Council Letter and are not affected by the Listing Council’s call for review or the Panel Decision. The effect of the Listing Council’s stay of the suspension of trading and delisting is that the Company’s common stock remains listed and trading on The Nasdaq Stock Market without interruption.

Item 8.01. Other Events.

On July 28, 2025, the Company and two of its shareholders (“Plaintiffs”) filed a lawsuit against Nasdaq in the United States District Court for the Southern District of New York (Civil Action No. 1:25-cv-6159) seeking an initial expedited Temporary Restraining Order (“TRO”) to enjoin Nasdaq from suspending trading and delisting the Company’s common stock (“Lawsuit”). Plaintiffs allege Breach of Contract (Warranty), Breach of Contract (Covenant of Good Faith and Fair Dealing), Breach of Contract (Warranty) – Third Party Beneficiaries, and Breach of Contract (Covenant of Good Faith and Fair Dealing) – Third Party Beneficiaries, and seek a Declaratory Judgment. The Lawsuit alleges prospective irreparable harm that would have resulted directly from any suspension and/or delisting of trading of Shineco common stock.

Subsequent to filing of the Lawsuit, the Company received from Nasdaq the Listing Council Letter, which rendered administratively moot the need for the TRO that Plaintiffs sought. On July 29, 2025, as disclosed in a court filing, upon “confirmation [] of the non-interruption and continuation of active trading of Shineco common stock on the Nasdaq [and determining] the TRO Motion became moot,” Plaintiffs withdrew their Motion for the TRO. Plaintiffs did not withdraw the Lawsuit, and the Lawsuit remains pending.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shineco Inc.

Date: July 30, 2025	By:	/s/ Jennifer Zhan
Jennifer Zhan, Chief Executive Officer